September 12, 2018
Everest Re Capital Trust III
477 Martinsville Road
P.O. Box 830
 Liberty Corner, New Jersey  07938
Re:            Everest Re Capital Trust III
Ladies and Gentlemen:
We have acted as special Delaware counsel for Everest Reinsurance Holdings, Inc., a Delaware corporation (the "Company"), and Everest Re Capital Trust III, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.
For purposes of giving the opinions hereinafter set forth, we have made such inquiries and have examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of originals or copies of the following:
(a)            The Certificate of Trust of the Trust, dated June 25, 2003, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on June 25, 2003, as amended by a Certificate of Amendment Pursuant to Section 3807(e) of the Delaware Statutory Trust Act, 12 Del C. § 3801, et seq. (the "Statutory Trust Act"), as filed in the office of the Secretary of State on March 14, 2005, as further amended by the Certificate of Amendment thereto, as filed in the office of the Secretary of State on December 1, 2008, as further amended by a Certificate of Amendment Pursuant to Section 3807(e) of the Statutory Trust Act, as filed in the office of the Secretary of State on December 30, 2009, as further amended by a Certificate of Amendment Pursuant to Section 3807(e) of the Statutory Trust Act, as filed in the office of the Secretary of State on March 6, 2014, and as further amended by a Certificate of Amendment Pursuant to Section 3807(e) of the Statutory Trust Act, as filed in the office of the Secretary of State on March 27, 2014 (as so amended, the "Certificate");
(b)            The Trust Agreement of the Trust, dated as of June 25, 2003, by and among the Company and the trustees of the Trust named therein;
(c)            The Removal and Appointment of Property Trustee and Delaware Trustee of the Trust, dated as of December 1, 2008, by the Company, and acknowledged and agreed to by The Bank of New York Mellon, and BNY Mellon Trust of Delaware;

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Everest Re Capital Trust III
September 12, 2018

(d)            A form of Amended and Restated Trust Agreement of the Trust (including Exhibits A, C and E thereto) (the "Trust Agreement"), among the Company, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, incorporated by reference into the Registration Statement (as defined below);
(e)            The Registration Statement on Form S-3 (the "Registration Statement"), relating to the Preferred Securities of the Trust, representing undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), as proposed to be filed by the Company, Everest Re Group, Ltd. and the Trust with the Securities and Exchange Commission on or about September 12, 2018; and
(f)            A Certificate of Good Standing for the Trust, dated September 11, 2018, obtained from the Secretary of State.
Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Securities Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement and as contemplated by the Registration Statement, (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and as contemplated by the Registration Statement, and (viii) that, in the State of Delaware, the Trust (A) has not advertised or offered, is not advertising or offering, and will not advertise or offer for sale any securities or (B) has not solicited or received, is not soliciting or receiving, and will not solicit or receive any funds or subscriptions for any securities.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents, other than this opinion.

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Everest Re Capital Trust III
September 12, 2018

To the extent that Section 10.5 of the Trust Agreement provides that the Trust Agreement is governed by laws other than the laws of the State of Delaware, we express no opinion concerning the effect of Section 10.5 of the Trust Agreement on the opinions set forth herein.
This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1.            The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Statutory Trust Act.
2.            The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.
3.            The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.
We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/Richards, Layton & Finger, P.A.
JWP

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